For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
         April 16, 2003

        PHOTRONICS COMPLETES THE PRIVATE PLACEMENT OF $150 MILLION                                        CONVERTIBLE SUBORDINATED NOTES DUE 2008

BROOKFIELD, Connecticut   April 16, 2003 - Photronics, Inc. (Nasdaq:PLAB) today announced that it has completed its offering of $150 million 2 ¼% Convertible Subordinated Notes due 2008 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.  This amount included $25 million principal amount of Notes issued pursuant to an option granted to the initial purchasers of the notes.

The Notes are convertible, at the option of the holders, into shares of Photronics common stock at a conversion rate of 62.9376 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances.  This represents a conversion premium of 42.5% based on the closing price of $11.15 for the common stock on April 9, 2003.  Photronics may not redeem these Notes prior to their final maturity on April 15, 2008.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

#  #  #

03-07